                           LOAN AND SECURITY AGREEMENT

                                  By and among

                         Congress Financial Corporation

                                     "Agent"

                       Wachovia Bank, National Association

                                    "Lender"

                                       and

                            Optical Cable Corporation

                                   "Borrower"


                              Dated: April 18, 2002

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----
BACKGROUND ................................................................    1
SECTION 1. DEFINITIONS ....................................................    1
SECTION 2. CREDIT FACILITIES ..............................................   10
  2.1  Revolving Loans ....................................................   10
  2.2  Fixed Asset Subline ................................................   11
  2.3  Availability Reserves ..............................................   11
  2.4  Equipment Line of Credit ...........................................   12
SECTION 3. INTEREST AND FEES ..............................................   12
  3.1  Interest ...........................................................   12
  3.2  Closing Fee ........................................................   14
  3.3  Servicing Fee ......................................................   14
  3.4  Unused Line Fee ....................................................   14
  3.5  Changes in Laws and Increased Costs of Loans .......................   14
  3.6  Adjustments to Interest Rate .......................................   15
SECTION 4. CONDITIONS PRECEDENT ...........................................   15
  4.1  Conditions Precedent to Initial Loans: .............................   15
  4.2  Conditions Precedent to All Loans ..................................   16
  4.3  Lien on Real Property ..............................................   17
SECTION 5. GRANT OF SECURITY INTEREST .....................................   17
SECTION 6. COLLECTION AND ADMINISTRATION ..................................   18
  6.1  Borrower's Loan Account ............................................   18
  6.2  Statements .........................................................   18
  6.3  Collection of Accounts .............................................   18
  6.4  Payments ...........................................................   19
  6.5  Authorization to Make Loans ........................................   20
  6.6  Use of Proceeds ....................................................   20
SECTION 7. COLLATERAL REPORTING AND COVENANTS .............................   20
  7.1  Collateral Reporting ...............................................   20
  7.2  Accounts Covenants .................................................   21
  7.3  Inventory Covenants ................................................   22
  7.4  Equipment Covenants ................................................   23
  7.5  Power of Attorney ..................................................   23
  7.6  Right to Cure ......................................................   24
  7.7  Access to Premises .................................................   24
SECTION 8. REPRESENTATIONS AND WARRANTIES .................................   24
  8.1  Corporate Existence, Power and Authority; Subsidiaries .............   24
  8.2  Financial Statements; No Material Adverse ..........................   25
  8.3  Chief Executive Office; Collateral Locations .......................   25
  8.4  Priority of Liens; Title to Properties .............................   25
  8.5  Tax Returns ........................................................   25
  8.6  Litigation .........................................................   25
  8.7  Compliance with Other Agreements and Applicable Laws ...............   26
  8.8  Bank Accounts ......................................................   26
  8.9  Accuracy and Completeness of Information ...........................   26

  8.10. Environmental Compliance ................................................   26
  8.11. Solvency ................................................................   27
  8.12. Employee Benefits .......................................................   27
  8.13. Survival of Warranties; Cumulative ......................................   28
SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS ...................................   28
  9.1.  Maintenance of Existence ................................................   28
  9.2.  New Collateral Locations ................................................   29
  9.3.  Compliance with Laws, Regulations, etc ..................................   29
  9.4.  Payment of Taxes and Claims .............................................   30
  9.5.  Insurance ...............................................................   30
  9.6.  Financial Statements and Other Information ..............................   30
  9.7.  Sale of Assets, Consolidation, Merger, Dissolution, Etc .................   32
  9.8.  Encumbrances ............................................................   32
  9.9.  Indebtedness ............................................................   32
  9.10. Loans, Investments, Guarantees, Etc .....................................   33
  9.11. Dividends and Redemptions ...............................................   33
  9.12. Transactions with Affiliates ............................................   34
  9.13. Additional Bank Accounts ................................................   34
  9.14. Adjusted Net Worth ......................................................   34
  9.15. Costs and Expenses ......................................................   34
  9.16. Compliance with ERISA ...................................................   35
  9.17. Further Assurances ......................................................   35
SECTION 10. EVENTS OF DEFAULT AND REMEDIES ......................................   36
  10.1. Events of Default .......................................................   36
  10.2. Remedies ................................................................   38
SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW ........   39
  11.1. Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver ...   39
  11.2. Waiver of Notices .......................................................   40
  11.3. Amendments and Waivers ..................................................   40
  11.4. Waiver of Counterclaims .................................................   40
  11.5. Indemnification .........................................................   40
  11.6. Waiver and Consent ......................................................   41
SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS ....................................   41
  12.1. Term ....................................................................   41
  12.2. Notices .................................................................   42
  12.3. Partial Invalidity ......................................................   43
  12.4. Successors ..............................................................   43
  12.5. Entire Agreement ........................................................   43

                                    INDEX TO

                             EXHIBITS AND SCHEDULES

         Exhibit A                 Information Certificate
         Schedule 6.5              Borrower's Authorized Representatives
         Schedule 8.4              Permitted Liens
         Schedule 8.6              Litigation
         Schedule 8.8              Bank Accounts
         Schedule 8.10             Environmental Matters
         Schedule 8.13             Commercial Tort Claims
         Schedule 8.14             Letter of Credit Right
         Schedule 9.9              Permitted Indebtedness
         Schedule 9.10             Permitted Loans, Advances and Guarantees
         Schedule 9.11             Dividends and Redemptions

                           LOAN AND SECURITY AGREEMENT
                           ---------------------------

         This Loan and Security Agreement ("Agreement") dated April 18, 2002 is entered into by and among Congress Financial Corporation, as agent ("Agent"), Wachovia Bank, National Association, as lender ("Lender"), and Optical Cable Corporation, a Virginia corporation, as borrower ("Borrower").

                                   BACKGROUND
                                   ----------

         A. Borrower has requested that Agent and Lender enter into certain financing arrangements pursuant to which Agent and Lender may make loans and provide other financial accommodation to Borrower to provide additional working capital to Borrower.

         B. Agent and Lender are willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS.
              -----------

         All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code ("UCC"), as revised and in effect from time to time in the State of New York, shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower, Agent and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

         1.1. "Account Debtor" shall mean any person obligated on an Account.

         1.2. "Account" shall have the meaning ascribed thereto in the UCC.

         1.3. "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1.0%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         1.4. "Adjusted Net Worth" shall mean as to Borrower, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to (a) the difference between: (i) the aggregate net book value of all tangible assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization and excluding gains or losses from any of the retirement plans of Borrower) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals but excluding deferred taxes and excluding non-cash charges as to stock options); plus (b) indebtedness of such Person or its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations or terms and conditions acceptable to Agent.

         1.5. "Applicable Eurodollar Margin" shall mean a marginal rate of interest which is added to the Adjusted Eurodollar Rate to determine the effective Interest Rate on Eurodollar Rate Loans. The Applicable Eurodollar Margin on Eurodollar Rate Loans shall be three and one-quarter percent (3.25%), as may be adjusted pursuant to Section 3.6 of this Agreement.

         1.6. "Applicable Margin" shall mean a marginal rate of interest which is added to the Base Rate to determine the effective Interest Rate on Base Rate Loans. The Applicable Margin shall be three quarters of one percent (.75%), as may be adjusted pursuant to Section 3.6 of this Agreement.

         1.7. "Availability Reserves" shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Agent determines in good faith constitutes an Event of Default or may, with passage of time or giving of notice, or both, constitute an Event of Default.

         1.8. "Base Rate" shall mean the rate announced by the Reference Bank or its successors, from time to time, as its prime rate, whether or not such announced rate is the best rate available at such bank.

         1.9. "Base Rate Loans" shall mean loans under the Revolving Credit, or any portion thereof, on which interest is calculated under the terms hereof based on the Base Rate plus the Applicable Margin.

         1.10. "Blocked Accounts" shall have the meaning set forth in Section
6.3 hereof.

         1.11. "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York.

         1.12. "Capital Expenditures" shall mean, as applied to any Person for any period, the aggregate of all expenditures (including that portion attributable to any lease of any property, whether real, personal or mixed, by that Person or lessee which is accounted for as a capital lease on the balance sheet of such Person prepared in accordance with GAAP, incurred during that period), made by that Person during such period in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

         1.13. "Change of Control" shall mean, after the closing date of this Agreement, the acquisition by any Person, either individually or acting in concert with one or more other Persons, of beneficial ownership, directly or indirectly, of capital stock of Borrower (or other securities convertible into such capital stock) representing 20% or more of the combined voting power of all capital stock of Borrower entitled to vote in the election of members of the Board of Directors of Borrower. As used herein, the term "beneficially own" or "beneficial ownership" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         1.14. "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, re-codified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.15. "Collateral" shall have the meaning set forth in Section 5 hereof.

         1.16. "Commercial Tort Claims" shall have the meaning set forth in the UCC.

         1.17. "Deed of Trust" shall mean that certain mortgage or deed of trust, as the same may be amended, modified, supplemented, renewed, extended, replaced or restated from time to time, to be executed by Borrower on or prior to the date of this Agreement under which Borrower shall grant and convey to Agent, or to trustees for the benefit of Agent, as security for the Obligations, a lien upon the Real Property.

         1.18. "Default Rate" shall mean with respect to any amounts payable hereunder or under the Financing Agreements, a rate equal to (a) the sum of (i) two percent (2.0%) per annum and (ii) the Interest Rate otherwise in effect with respect to such amounts, or, (b) if no such Interest Rate is otherwise in effect with respect to such amounts, a rate equal to the sum of (i) the Base Rate plus
(ii) the highest Applicable Margin thereon plus (iii) two percent (2.0%).

         1.19. "EBITDA" shall mean for any period, the sum of Borrower's (a) net income (or deficit), plus (b) Interest Expense, plus (c) depreciation, amortization and income tax expense, plus (d) extraordinary non-cash losses, plus (e) accruals for stock options to the extent the same is a charge against Borrower's net income, minus (f) extraordinary gains, all as determined in accordance with GAAP.

         1.20. "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Agent (in its sole discretion) based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

               (a) Such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

               (b)   Such Accounts are not unpaid more than the earlier of sixty
(60) days from their due date or ninety (90) days after the date of the original invoice for them;

               (c) Such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

               (d) Such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Account Debtor may be conditional or contingent;

               (e) The chief executive office of the Account Debtor with respect to such Accounts is located in the United States of America, or, at Agent's option, if either: (i) the Account Debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent sufficient to cover such Account, in form and substance satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent in its sole and absolute discretion (subject to such lending formula with respect thereto as Agent may determine);

               (f) Such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices; except as to bill and hold invoices, if Agent has received an agreement in writing from the Account Debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the Account Debtor to take the goods related thereto and pay such invoice;

               (g) The Account Debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such Account Debtor in excess of the amount at any time and from time to time owed by Borrower to such Account Debtor or claimed owed by such Account Debtor may be deemed Eligible Accounts);

               (h) There are no facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts or reduce the amount payable or delay payment thereunder;

               (i) Such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

               (j) Neither the Account Debtor nor any officer or employee of the Account Debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

               (k) Unless approved by Agent in writing (such approval to be in the sole and absolute discretion of Agent), the Account Debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the Account Debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

               (l) There are no proceedings or actions which are threatened or pending against the Account Debtors with respect to such Accounts which might result in any material adverse change in any such Account Debtor's financial condition;

               (m) Such Accounts of a single Account Debtor or its affiliates (other than governmental agencies) do not constitute more than twenty percent (20%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

               (n) Such Accounts are not owed by an Account Debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them or sixty (60) days past the due date, whichever is sooner, which constitute more than fifty (50%) percent of the total Accounts of such Account Debtor;

               (o) Such Accounts are owed by Account Debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such Account Debtors as may be reasonably determined by Agent from time to time (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

               (p) Such Accounts are owed by Account Debtors deemed creditworthy at all times by Agent, as reasonably determined by Agent.

General criteria for Eligible Accounts may be established and revised from time to time by Agent in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

         1.21. "Eligible Equipment" shall mean Equipment which is acceptable to Agent based on the criteria set forth below. In general, Eligible Equipment shall not include: (a) obsolete or worn out Equipment; (b) spare parts for Equipment; (c) Equipment at premises other than those owned and controlled by Borrower, unless Agent shall have received a Waiver from the owner or operator of such premises in form and substance satisfactory to Agent; (d) Equipment located at any affiliate of Borrower, unless Agent has received a Waiver from such affiliate; (e) Equipment subject to a security interest or lien in favor of any person other than Agent except those permitted in this Agreement; (f) Equipment which is not subject to the first priority, valid and perfected security interest of Agent; and (g) damaged and/or defective Equipment. General criteria for Eligible Equipment may be established and revised from time to time by Agent in good faith. Any

Equipment which is not Eligible Equipment shall nevertheless be part of the Collateral.

         1.22. "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower and raw materials for such finished goods which are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include: (a) work-in-process; (b) spare parts for Equipment; (c) packaging and shipping materials; (d) supplies used or consumed in Borrower's business; (e) Inventory at premises other than those owned and controlled by Borrower, unless Agent shall have received a Waiver from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Agent; (f) Inventory located at any affiliate of the Borrower, unless Agent has received a Waiver from such affiliate; (g) Inventory subject to a security interest or lien in favor of any person other than Agent except those permitted in this Agreement; (h) bill and hold goods; (i) stale, spoiled, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of Agent; (k) returned, damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment; and (m) Inventory commingled with material or inventory of any of Borrower's customers or any other third party. General criteria for Eligible Inventory may be established and revised from time to time by Agent in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

         1.23. "Environmental Laws" shall mean any federal or state statute, ordinance, law, rule or regulation at any time enacted or adopted by any federal, state or local government, governmental agency or other governmental or quasi-governmental entity pertaining to environmental matters, including, without limitation, the Federal Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), Environmental Cleanup Responsibility Act ("ECRA"), and the Federal Resource Conservation Recovery Act ("RCRA"), or to the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of Hazardous Waste (as defined in 12 U.S.C. (S)6903(5)) or Hazardous Materials.

         1.24. "Equipment" shall have the meaning ascribed thereto in the UCC and shall include all of Borrower's now owned and hereafter acquired equipment, machinery, computers, computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

         1.25. "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, re-codified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.26. "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

         1.27. "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1.0%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

     1.28. "Eurodollar Rate Loans" shall mean loans under the Revolving Credit, or any portion thereof, on which interest is calculated under the terms hereof based on the Adjusted Eurodollar Rate plus the Applicable Eurodollar Margin.

     1.29. "Event of Default" shall have the meaning set forth in Section 10.1 hereof.

     1.30. "Excess Availability" shall mean the amount, as determined by Agent, calculated at any time, equal to: (a) the lesser of (i) the amount of the Revolving Loans available to Borrower as of such time based on the applicable lending formula, and subject to the sublimits and Availability Reserves from time to time established by Agent hereunder or (ii) the Maximum Credit, minus
(b) the sum of (i) the amount of all then outstanding and unpaid Revolving Loans and (ii) the aggregate amount of all trade payables of Borrower which are more than sixty (60) days past due as of such time.

     1.31. "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.32. "Fixed Charge Coverage Ratio" shall mean, as of the last day of each fiscal quarter of Borrower, the ratio of (a) EBITDA to (b) Fixed Charges, all as calculated for the four fiscal quarterly periods then ended and all determined on a consolidated basis in accordance with GAAP.

     1.33. "Fixed Charges" shall mean, for any applicable period of computation, without duplication, the sum of (a) all Interest Expense for the applicable period, plus (b) all income tax expense for the applicable period, plus (c) scheduled principal payments on account of long-term Indebtedness made during the applicable period, plus (d) cash dividends or other cash distributions paid by Borrower during the applicable period, plus (e) Capital Expenditures made during the applicable period, all as determined in accordance with GAAP.

     1.34. "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

     1.35. "Free Cash Flow" shall mean, for the prior annual period, the greater of (a) Zero Dollars ($0) or (b) without duplication, net income, plus depreciation, minus Capital Expenditures.

     1.36. "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

     1.37. "Information Certificate" shall mean the Information Certificate of Borrower attached hereto as Exhibit A containing material information with respect to Borrower, its business and assets, provided by or on behalf of Borrower to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.38. "Interest Expense" shall mean for any period, the aggregate amount of interest expense required to be paid or accrued during such period for all indebtedness of Borrower outstanding during all or any part of such period, as determined in accordance with GAAP.

     1.39. "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2) or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

     1.40. "Interest Rate" shall mean (a) as to Base Rate Loans, a rate per annum equal to the Base Rate plus the Applicable Margin, and (b) as to Eurodollar Rate Loans, a rate per annum equal to the Applicable Eurodollar Margin plus the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Agent of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower).

     1.41. "Inventory" shall have the meaning ascribed thereto in the UCC and shall include all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

     1.42. "Investment Property" shall have the meaning ascribed thereto in the UCC.

     1.43. "Letter of Credit Rights" shall have the meaning ascribed thereto in the UCC.

     1.44.  "Loans" shall mean the Revolving Loans.

     1.45.  "Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets or prospects of Borrower or Borrower and its subsidiaries, considered as a whole, (ii) the ability of Borrower to perform its obligations under the Financing Agreements or (iii) the ability of Agent to enforce any of the Obligations or to realize upon any Collateral.

     1.46. "Maximum Credit" shall mean the amount of Twenty Five Million Dollars ($25,000,000).

     1.47. "MERE Adjustment Date" shall mean for the purposes of Section 2.3, the date that Agent has adjusted the MERE Sublimit pursuant to Section 2.3(b).

     1.48. "MERE Adjustment Period" shall mean the period commencing on a MERE Adjustment Date and ending on the next MERE Adjustment Date, but in no event shall a MERE Adjustment Period be less than one hundred eighty days (180).

     1.49. "MERE Sublimit" shall mean an amount equal to the lesser of (a) the sum of eighty percent (80%) of the net orderly liquidation value (as reasonably determined by Agent) of Eligible Equipment plus sixty percent (60%) of the fair market value (as reasonably determined by Agent) of the Real Property and (b) Five Million Dollars ($5,000,000), subject to the adjustments as provided in
Section 2.3.

     1.50. "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.51. "Obligations" shall mean any and all Revolving Loans, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent and/or Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent and/or Lender.

     1.52. "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

     1.53. "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

     1.54. "Person" or "person" shall mean any individual, sole proprietorship, partnership, limited liability company or partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.55. "Real Property" shall mean that certain real property of Borrower located at 5290 Concourse Drive, Roanoke, Virginia 24019.

     1.56. "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any Account Debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

     1.57. "Reference Bank" shall mean Wachovia Bank, National Association or such other bank as Agent may from time to time designate in its sole discretion.

     1.58. "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (including advances, repayments and readvances) as set forth in Section 2.1 hereof.

     1.59.  "Settlements" shall mean the settlements of litigation listed on
Schedule 8.6 attached hereto.

     1.60. "Value" shall mean, as determined by Agent its sole discretion, the lower of cost computed on a first in-first out basis in accordance with GAAP or market value.

     1.61. "Waiver" shall mean an agreement in writing from a Person in possession of Collateral and/or the owner or operator of premises other than those owned and controlled by Borrower on or in which Collateral is located, in form and substance satisfactory to Agent acknowledging Agent's first priority security interest in the Collateral, waiving security interests and claims by such Person against the Collateral and permitting Agent access to, and the rights to remain on, the premises so as to exercise Agent's rights and remedies and otherwise deal with the Collateral including removal of the Collateral from the premises.

SECTION 2.  CREDIT FACILITIES.
            -----------------

     2.1.   Revolving Loans.
            ----------------

            (a) Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time through the Maturity Date pursuant to the terms hereof in amounts requested by Borrower up to the amount equal to the sum of:

                    (i) eighty-five percent (85%) of the Net Amount of Eligible Accounts, plus

                    (ii) (A) until such time as Borrower conducts and receives an Inventory appraisal that is acceptable to Agent (which Agent agrees to review within thirty (30) days of receipt), the lower of (1) up to 10% of the Value of Eligible Inventory, or (2) Seven Million Five Hundred Thousand Dollars ($7,500,000); and (B) thereafter the lowest of: (1) eighty-five percent (85%) of the net orderly liquidation value (as reasonably determined by Agent) of Eligible Inventory; (2) the sum of fifty percent (50%) of the Value of Eligible Inventory consisting of raw materials plus sixty percent (60%) of the Value of Eligible Inventory consisting of finished goods; or (3) Seven Million Five Hundred Thousand Dollars ($7,500,000); plus

                    (iii) the MERE Sublimit; minus

                    (iv)  any Availability Reserves.

            (b) Agent may, in its sole discretion, from time to time, upon not less than five (5) days prior notice to Borrower: (i) reduce the lending formula with respect to Eligible Accounts to the extent that Agent determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of the (i) aggregate amount of reductions in Accounts other than as a result of payments in cash to (ii) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of Account Debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

            (c) Except in Agent's sole discretion the aggregate amount of Loans outstanding at any time shall not exceed the Maximum Credit. In the event that the aggregate amount of the outstanding Loans exceed the amounts available under the lending formulas, such event shall not limit, waive or otherwise affect any rights of Agent in that circumstance or on any future occasions and Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent and/or Lender the entire amount of any such excess(es) for which payment is demanded.

     2.2. Availability Reserves. All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Agent's continuing right to establish and revise Availability Reserves. Without limiting any other rights or remedies of Agent under this Agreement or any of the other Financing Agreements with respect to the establishment of Availability Reserves or otherwise, Agent may establish and revise Availability Reserves to reflect: (a) Inventory shrinkage; (b) the aggregate amount of deposits, if any, received by Borrower from its customers in respect of unfilled orders for merchandise; and
(c) amounts due or to become due in respect of sales, use and/or withholding taxes.

     2.3.   MERE Sublimit.
            -------------

            (a) Commencing on June 1, 2002, and continuing on the first day of each calendar month thereafter until the first MERE Adjustment Date, the MERE Sublimit shall be decreased by an amount equal to Eighty Three Thousand Three Hundred Thirty Three Dollars ($83,333).

            (b) On or after October 18, 2002, Borrower may request that Agent reset the MERE Sublimit based upon a Collateral appraisal of Eligible Equipment and the Real Property conducted by Agent, subject to the terms hereof. So long as (a) Borrower's average Excess Availability for the most recently ended fiscal quarter exceeds Two Million Dollars ($2,000,000), (b) no Event of Default has occurred, or event which, with the passage of time or giving of notice, or both, would constitute an Event of Default has occurred and is continuing and (c) Borrower's Fixed Charge Coverage Ratio is greater than 1.20 to 1, on the first day of the calendar month following such determinations (each a "MERE Adjustment Date") Agent shall, at the request of Borrower, increase the MERE Sublimit to an amount equal to the lesser of (i) the sum of eighty percent (80%) of the then net orderly liquidation value of Eligible Equipment (as reasonably determined by Agent) plus sixty percent (60%) of the then fair market value of the Real Property (as reasonably determined by Agent) and (ii) Five Million Dollars ($5,000,000). Agent shall reset the MERE Sublimit within a reasonable period of time after Agent's receipt of such appraisals and receipt of such information required by Agent, in its reasonable discretion.

     (c) (i) Commencing the first day of the first month after each MERE Adjustment Date, the MERE Sublimit, as adjusted from time to time, shall be reduced on the first day of each calendar month during the applicable MERE Adjustment Period by an amount equal to one sixtieth (1/60) of the MERE Sublimit as determined on the MERE Adjustment Date of such MERE Adjustment Period; and

            (ii) On an annual basis, upon Agent's receipt of the annual audited financial statements of Borrower, the MERE Sublimit shall be further reduced by an amount equal to twenty percent (20%) of Free Cash Flow.

     (d) For purposes of this Section 2.3, Agent shall not be required to rely upon an Equipment appraisal greater than thirty (30) days old or a Real Property appraisal greater that one (1) year old and if Borrower has requested that the MERE Sublimit be reset pursuant to this Section 2.3, Borrower shall deliver to Agent, at Agent's reasonable request, a written statement from the appraiser of the Real Property that it is not aware of any circumstances which would materially and adversely affect its most recent appraisal.

SECTION 3.  INTEREST AND FEES.
            -----------------

    3.1.    Interest.
            --------

            (a) Borrower shall pay to Agent for Lender interest on the outstanding principal amount of the Obligations at the Interest Rate, except that Borrower shall pay to Agent for Lender interest, at Agent's option, without notice, at the Default Rate: (i) on the Obligations for the period from and after the date of termination or non-renewal hereof, or the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing as determined by Agent and until such time as Agent and Lender have received full and final payment of all Obligations (notwithstanding any entry of judgment against the Borrower); and (ii) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Agent's or Lender's knowledge or consent and whether made before or after an Event of Default). Borrower acknowledges that: (i) such additional rate is a material inducement to Agent and Lender to extend the Revolving Loans; (ii) neither Agent nor Lender would have extended the Revolving Loans in the absence of the agreement of Borrower to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Lender that the Revolving Loans will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (a) the cost to Agent and Lender in allocating their resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Revolving Loans and (b) compensation to Agent and Lender for losses that are difficult to ascertain. All interest accruing hereunder on and after the occurrence of any of the events referred to in Sections 3.1(a)(i) and 3.1 (a)(ii) above shall be payable in demand.

            (b) Borrower may from time to time request that a Loan be a Eurodollar Rate Loan, that a Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of a Eurodollar Rate Loan, or of the Base Rate Loans which will be converted to Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from Borrower, such Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue as Eurodollar Rate Loans as of the end of such Interest Period, as the case may be, provided, that, (i) no Event of Default exists, or event which with passage of time would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than five (5) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than One Million Dollars ($1,000,000) or an integral multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to ninety percent (90%) of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Agent (but with no obligation of Lender to make such Revolving Loans); and (vii) Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

     (c) Any Eurodollar Rate Loans shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to Borrower, convert to Base Rate Loans in the event that (i) an Event of Default exists or event which, with the passage of time or giving of notice, or both, would constitute an Event of Default, shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Base Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed (A) the aggregate principal amount of the Loans then outstanding, or (B) the sum of the then outstanding principal amount of the Revolving Loans then available to Borrower under Section 2 hereof. Borrower shall pay to Agent for Lender, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate Agent, the Reference Bank or any participant with Agent and/or Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Base Rate Loans pursuant to any of the foregoing.

     (d) Interest shall be payable by Borrower to Agent for Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on Obligations shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the first day of the month after any change in such Base Rate is announced based on the Base Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

     3.2. Closing Fee Borrower shall pay to Agent for Lender as a non-refundable closing fee the amount of One Hundred Fifty Six Thousand Two Hundred Fifty Dollars ($156,250), which shall be fully earned on and payable on and as of the date hereof.

     3.3. Servicing Fee. Borrower shall pay to Agent, for Agent's own account, monthly a servicing fee in an amount equal to One Thousand Dollars ($1,000) in respect of Agent's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

     3.4. Unused Line Fee. Borrower shall pay to Agent for Lender monthly an unused line fee at a rate equal to one-quarter of one percent (0.25%) per annum calculated upon the amount by which $13,000,000 exceeds the average daily principal balance of the outstanding Revolving Loans during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

     3.5.   Changes in Laws and Increased Costs of Loans.
            --------------------------------------------

            (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Agent to Borrower, convert to Base Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrower shall pay to Agent for Lender, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

            (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Agent for Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Agent for Lender upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

     3.6. Adjustments to Interest Rate. At the request of Borrower at any time after October 18, 2002, and so long as (a) Borrower's average Excess Availability for the most recently ended fiscal quarter exceeds Two Million Dollars ($2,000,000), (b) no Event of Default has occurred and is continuing or event which, with the passage of time or giving of notice, or both, constitutes an Event of Default has occurred and is continuing, and (c) Borrower's Fixed Charge Coverage Ratio is greater than 1.20 to 1, effective on the first day of calendar month following the determination the Applicable Margin shall equal one half of one percent (0.50%) and the Applicable Eurodollar Margin shall equal three percent (3.0%) (except with respect to any Eurodollar Rate Loans then outstanding).

SECTION 4.  CONDITIONS PRECEDENT.
            --------------------

     4.1. Conditions Precedent to Initial Loans. Each of the following is a condition precedent to Agent and Lender entering into this Agreement:

            (a) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has valid perfected and first priority, and only security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

            (b) All requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or governmental authorities;

            (c) No material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Agent's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent to enforce the Obligations or realize upon the Collateral;

            (d) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Agent, not more than three (3) business days prior to the date hereof;

            (e) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including acknowledgments by lessors, mortgagees and warehousemen of Agent's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Agent access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

            (f) Agent shall have received evidence of insurance and lender loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as lender loss payee;

            (g) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Agent may request;

            (h) The Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent;

            (i) Agent shall have received management letter from the independent outside public accounting firm of Borrower for the fiscal year ending October 31, 2001;

            (j) The Excess Availability, as determined by Agent on and as of the date hereof, shall be not less than One Million Five Hundred Thousand Dollars ($1,500,000) after giving effect to any Revolving Loans and Availability Reserves made on the date hereof.

      4.2. Conditions Precedent to All Loans. Each of the following is an additional condition precedent to Agent and Lender entering into this Agreement and Lender making Loans to Borrower, including the initial Loans and any future Loans:

            (a) All representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan and after giving effect thereto, except to the extent that any representation or warranty was made with reference to a specific date, in which case such representation and warranty shall have been true and correct in all material respects as of such date; and

            (b) No Event of Default shall exist and no event or condition which, with passage of time or giving of notice, or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan and after giving effect thereto.

      4.3. Lien on Real Property. The Deed of Trust securing prompt payment and performance of all of the Obligations shall be executed by Borrower in favor of Agent and shall be duly recorded, at Borrower's expense, in each office where such recording is required to constitute a fully perfected lien on the Real Property covered thereby. Borrower shall deliver to Agent, at Borrower's expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Agent, which policies shall be in form and substance satisfactory to Agent and shall insure a valid first lien in favor of Agent on the Real Property covered thereby, subject only to those exceptions acceptable to Agent and its counsel. Borrower shall also deliver to Agent such other documents and assurances, including, without limitation, existing survey prints and flood plain certificates of the Real Property, as Agent and its counsel may request relating to the Real Property subject to the Deed of Trust.

SECTION 5.  GRANT OF SECURITY INTEREST.

      To secure payment and performance of all Obligations, Borrower hereby grants to Agent, for the benefit of Lender, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for the benefit of Lender, as security, the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

      5.1.  Accounts;

      5.2. All present and future contract rights, general intangibles (including tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action, payment intangibles and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, electronic chattel paper, commercial tort claims, documents, instruments, securities and other investment property, letters of credit, bankers' acceptances and guaranties;

      5.3. All present and future monies, securities, credit balances, deposits, deposit accounts, certificates of deposit and other property of Borrower now or hereafter held or received by or in transit to Agent or Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (d) deposits by and property of Account Debtors or other persons securing the obligations of Account Debtors;

      5.4.  Equipment;

      5.5.  Inventory;

     5.6.  Investment Property;

     5.7.  Records;

     5.8.  Commercial Tort Claims;

     5.9.  Letter of Credit Rights; and

     5.10. All products and cash and non-cash proceeds of the foregoing, in any form, including, without limitation, insurance policies and proceeds (including, without limitation, business interruption insurance) and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

SECTION 6. COLLECTION AND ADMINISTRATION.
           -----------------------------

     6.1. Borrower's Loan Account. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

     6.2. Statements. Agent shall render to Borrower each month a statement setting forth the balance in Borrower's loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and/or Lender by Borrower.

     6.3. Collection of Accounts.
          -----------------------

     (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Agent may specify, with such banks as are acceptable to Agent into which Borrower shall promptly deposit and direct its Account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Agent, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Agent as Agent may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Agent for so long as any of the Obligations remain outstanding and shall be held or applied in accordance with the terms of this Agreement.

          (b) For purposes of calculating the amount of the Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day.

          (c) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Agent and Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Agent and Lender for such amounts pursuant to the prior sentence of this Section 6.3 shall survive the termination or non-renewal of this Agreement.

          (d) At Agent's request, Borrower shall cause that portion of the proceeds of Collateral representing sales and/or use taxes payable in connection with sales or otherwise, to be deposited into a separate bank account or accounts established for such purpose. In no event shall the same be commingled with Borrower's own funds. Borrower shall provide Agent on a monthly basis with evidence of collection and remittance of sales and/or use taxes.

     6.4. Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations under this Agreement, whether or not then due, in such order and manner as Agent determines. At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Agent on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent. Borrower shall be liable to pay to Agent and Lender, and does hereby indemnify and hold Agent and Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent and/or Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     6.5. Authorization to Make Loans. Agent and Lender are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be any of the authorized officers or representatives of Borrower identified on Schedule 6.5 hereto (as said Schedule 6.5 may be amended or revised from time to time) or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. (Eastern Time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

     6.6. Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. Borrower may not use the proceeds of the Loans for Settlements without the prior written consent of Agent and Lender, in their exclusive and sole discretion. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7. COLLATERAL REPORTING AND COVENANTS.
           ----------------------------------

     7.1 Collateral Reporting. Borrower shall provide Agent with the following documents in a form satisfactory to Agent: (a) on a regular basis as required by Agent, a schedule of Accounts, sales made, credits issued and cash received; (b) on a bi-weekly basis or more frequently as Agent may request, (i) perpetual inventory reports, (ii) inventory reports by category and (iii) agings of accounts payable; (c) upon Agent's request, (i) copies of customer statements and credit memos, remittance advices and reports, copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; (d) on a monthly basis or more frequently as Agent may request, an aging of accounts receivable, reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals; and (e) such other reports as to the Collateral as Agent shall request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent at any time that an Event of Default exists or has occurred and is continuing to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services.

     7.2. Accounts Covenants.
          ------------------

          (a) Borrower shall notify Agent promptly of: (i) any material delay in Borrower's performance of any of its obligations to any Account Debtor or the assertion of any claims, offsets, defenses or counterclaims by any Account Debtor, or any disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any Account Debtor and (iii) any event or circumstance which, to Borrower's knowledge would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor without Agent's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Agent. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances.

          (b) Without limiting the obligation of Borrower to deliver any other information to Agent, Borrower shall promptly report to Agent any return of Inventory by any one Account Debtor if the inventory so returned in such case has a sales price in excess of Fifty Thousand Dollars ($50,000). At any time that Inventory is returned, reclaimed or repossessed, the related Account shall not be deemed an Eligible Account. In the event any Account Debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent's request, (i) hold the returned Inventory in trust for Agent, (ii) segregate all returned Inventory from all of its other property,
(iii) dispose of the returned Inventory solely according to Agent's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Agent's prior written consent.

          (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or Lender or schedule thereof delivered to Agent or Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent or Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

          (d) Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount, offsets, chargebacks and claims and any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

          (e) Borrower shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Agent may otherwise agree.

          (f) Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all Account Debtors that the Accounts have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors to make payment of Accounts directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the Account Debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any Account Debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.

     7.3. Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals and drawdowns therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein (other than Inventory received for testing or delivered as samples with a Value not to exceed $100,000 in the aggregate per annum), without the prior written consent of Agent, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) subject to limitation on expenses set forth in
Section 9.15 hereof, Borrower shall, at its expense, at least once every six (6) months, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent or upon which Agent is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; (i) Borrower shall not, without prior written notice to Agent, acquire or accept any inventory on consignment or approval except pursuant to processing or tolling agreements; and (j) Borrower shall not commingle Inventory with goods or materials of customers or other third parties.

     7.4. Equipment and Real Property Covenants. With respect to the Equipment:
(a) subject to limitation on expenses set forth in Section 9.15 hereof, upon Agent's request, Borrower shall, at its expense, at any time or times as Agent may request, deliver or cause to be delivered to Agent written reports or appraisals as to the Equipment and the Real Property in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

     7.5. Power of Attorney. Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as Borrower's true and lawful attorney-in-fact, and authorizes Agent, in Borrower's or Agent's name, to: (a) at any time an Event of Default exists or has occurred or event which, with passage of time or giving of notice, or both, would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an Account Debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in Agent's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to Account Debtors and (vi) execute in

Borrower's name (if applicable law requires such signature) and otherwise file any UCC financing statements or amendments thereto. Borrower hereby releases Agent and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

     7.6. Right to Cure. Agent may, at its option, (a) after the occurrence and continuance of an Event of Default, cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower or liens permitted pursuant to Section 9.8, (b) at any other time, except for liens permitted pursuant to Section 9.8, discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Agent's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lender with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.7. Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrower, (a) Agent or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including the Records, and (b) Borrower shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES.
            ------------------------------

     Borrower hereby represents and warrants to Agent and Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans by Agent to Borrower:

     8.1. Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any non-Borrower subsidiaries other than Optical Cable Foreign Sales Corporation, a corporation organized under the laws of the U.S. Virgin Islands.

     8.2. Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Agent have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Agent prior to the date of this Agreement, there has been no material adverse change as of the date of this Agreement in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Agent prior to the date of this Agreement.

     8.3. Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below on the signature page hereof and its only other places of business, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and the holders of any mortgages on such locations.

     8.4. Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens shown on Schedule 8.4 attached hereto and made part hereof and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 or permitted under Section 9.8 hereof.

     8.5. Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Agent) except where the failure to file the same could not be reasonably expected to have a Material Adverse Effect. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books except where the failure to pay the same could not be reasonably expected to have a Material Adverse Effect. Adequate provision has been made for the payment of all accrued and unpaid federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.6. Litigation. Except as set forth on the Information Certificate or
Schedule 8.6 hereto, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in a Material Adverse Effect.

     8.7. Compliance with Other Agreements and Applicable Laws. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, state or local governmental authority.

     8.8. Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are shown on Schedule 8.8 attached hereto and made part hereof, subject to the right of Borrower to establish new accounts in accordance with Section 9.13 below.

     8.9. Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Agent in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect which has not been fully and accurately disclosed to Agent in writing.

     8.10. Environmental Compliance.
           ------------------------

           (a) Except as shown on Schedule 8.10 attached hereto and made a part hereof or in the Phase One environmental site assessment report prepared for Agent in connection with the Loans (the "Phase One Report"), Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operation of Borrower complies in all respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

           (b) Except as shown on Schedule 8.10 attached hereto and made a part hereof or the Phase One Report, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

           (c) Except as shown on Schedule 8.10 attached hereto and made a part hereof or the Phase One Report, Borrower has no liability, contingent or otherwise for violation of

Environmental Laws, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

           (d) Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

           (e) Borrower has no actual knowledge of:

                  (i) the presence of any Hazardous Materials on any of the Real Property or on which the Collateral is located in violation of Environmental Laws, or

                  (ii) any on-site spills, releases, discharges, disposal or storage of Hazardous Materials that have occurred or are presently occurring on any of such real property, or

                  (iii) any spills, releases, discharges or disposal of Hazardous Materials in violation of Environmental Laws that have occurred or are presently occurring on such real properties as a result of the activities of Borrower, or

                  (iv) except as shown on Schedule 8.10 attached hereto and made a part hereof, any notice, summons, citation or other communication sent to Borrower from any state or federal agency concerning any intentional or unintentional action or conduct, inaction or omission, past or present which is or may be in violation of Environmental Laws.

     8.11. Solvency. Borrower is able to pay its debts as they become due, has sufficient capital to carry on its business operations, and presently owns property having a fair salable value which is greater than the amount required to pay all of Borrower's debts as they become due, after giving effect to the application of the initial Loan proceeds as provided in Section 6.6 hereof.

     8.12. Employee Benefits.
           -----------------

           (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in
Section 8.12(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.12(d) hereof.

           (b) No liability to the Pension Benefit Guaranty Corporation (other than routine premium payments due from time to time in accordance with 4007(a) of ERISA) has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(c) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

           (c) Full payment has been made of all amounts which Borrower or any of their ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 8.12(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.12(d) hereof.

           (d) The current value of all vested accrued benefits under all employee benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.12(a) hereof and any accumulated funding deficiency described in Section 8.12(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

           (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

     8.13. Commercial Tort Claims. Borrower has no Commercial Tort Claims in which Borrower is the claimant except as shown on Schedule 8.13 attached hereto and made a part hereof or as disclosed in writing to Agent from time to time.

     8.14. Letter of Credit Rights. Borrower has no Letter of Credit Rights except as shown on Schedule 8.14 attached hereto and made a part hereof or as disclosed in writing to Agent from time to time.

     8.15. Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lender on the date of each additional borrowing or other credit accommodation hereunder, except to the extent that any representation or warranty was made with reference to a specific date, in which case such representation and warranty shall have been true and correct in all material respects as of such date, and shall be conclusively presumed to have been relied on by Agent and Lender regardless of any investigation made or information possessed by Agent and/or Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Agent and Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS.
           ----------------------------------

     9.1. Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Agent thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Agent a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

     9.2. New Collateral Locations. Borrower shall not directly or indirectly open any new location or place, or store or warehouse Inventory, in any new location, or enter into any lease for any new location, within the continental United States or otherwise unless Borrower shall give Agent thirty (30) days prior written notice of any such new location and first executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments, as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC financing statements.

     9.3. Compliance with Laws, Regulations, etc.
          ---------------------------------------

          (a) Borrower shall, at all times, comply in all respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any federal, state or local governmental authority, including ERISA, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all Environmental Laws.

          (b) Borrower shall monitor its continued compliance with all Environmental Laws in all of its operations. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Agent. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

          (c) Borrower shall give written notice to Agent promptly upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material relating to Borrower, the Collateral or Borrower's premises in violation of any Environmental Laws or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to any non-compliance with or violation of any Environmental Law by Borrower, or any other environmental, health or safety matter, which affects Borrower or its business and operations.

          (d) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any non-compliance, with any Environmental Law, Borrower shall, at Agent's request and Borrower's expense: (i) cause an independent environmental engineer acceptable to Agent to conduct such tests of the site where Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any respect.

          (e) Borrower shall indemnify and hold harmless Agent and Lender, their directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.4. Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Agent and/or Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Agent and Lender harmless with respect to the foregoing, and to repay to Agent and Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Agent and Lender from any amounts charged or paid hereunder to Agent and Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.5. Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Agent as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Agent as Agent shall require as proof of such insurance, and, if Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Agent and Lender to be named as a lender loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations.

     9.6. Financial Statements and Other Information.
          ------------------------------------------

          (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to
Agent: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, (including balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal month subject to such revisions as may be reflected on the quarterly unaudited consolidated financial statements filed by Borrower with the Securities and Exchange Commission; and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended.

          (b) Borrower shall promptly notify Agent in writing of the details of
(i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any Material Adverse Effect and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice, or both, would constitute an Event of Default.

          (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

          (d) Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Agent may, from time to time, reasonably requests. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency if required by law or order or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Agent such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent one
(1) year after the same are delivered to Agent, except as otherwise designated by Borrower to Agent in writing.

          (e) Along with the set of financial statements delivered to Agent pursuant to Section 9.6(a)(ii) hereof, Borrower shall deliver to Agent a certificate from its chief financial officer or treasurer setting forth that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and condition of Borrower from the beginning of the fiscal year covered by the statement being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

          (f) Agent acknowledges its execution of that certain Non-Disclosure and Confidentiality Agreement dated December 5, 2001 and Lender acknowledges that Agent has delivered a copy of same to Lender, which agrees to be bound as if it were a signatory thereto.

     9.7. Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business, (ii) dispositions expressly permitted by Agent's written consent, and (iii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Agent and (B) such sales do not involve Equipment having an aggregate fair market value in excess of Fifty Thousand Dollars ($50,000) for all such Equipment disposed of in any fiscal year of Borrower), or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing. Notwithstanding the foregoing restrictions, Borrower may issue capital stock in the aggregate par or stated value not to exceed twenty percent (20%) of the market capitalization of Borrower as of the close of business on the closing date of this Agreement.

     9.8. Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) the liens and security interests of Agent; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money liens and security interests as permitted in Section 9.9(c) below; and (f) the security interests and liens set forth on Schedule 8.4 hereto.

     9.9. Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except:

          (a) The Obligations;

          (b) Trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;

           (c) Purchase money indebtedness (including capital leases) hereafter incurred by Borrower to finance fixed assets provided that (A) such indebtedness when incurred shall not exceed the purchase price of the asset(s) financed or the lesser of the purchase price or the value of the asset(s) if subsequently financed; and (B) no such indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

           (d) Obligations or indebtedness set forth in Schedule 9.9 hereto; provided, that: (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date of the execution thereof, (ii) Borrower shall not, directly or indirectly, (A) make any prepayments or other non-mandatory payments in respect of such indebtedness, or (B) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto, or (C) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Agent all notices, demands or other materials in connection with such indebtedness either received by Borrower or on their behalf, promptly after the receipt thereof, or sent by Borrower or on their behalf, concurrently with the sending thereof, as the case may be; and

           (e) Unsecured indebtedness at any time not exceeding Two Hundred Thousand Dollars ($200,000) in the aggregate.

     9.10. Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: short-term direct obligations of the United States Government, negotiable certificates of deposit issued by any bank satisfactory to Agent, payable to the order of Borrower or to bearer and delivered to Agent, and commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Agent, Borrower shall take such actions as are deemed necessary by Agent to perfect the security interest of Agent in such investments; and (c) the loans, advances and guarantees set forth on Schedule
9.10 hereto; provided, that, as to such loans, advances and guarantees set forth on Schedule 9.10, Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and Borrower shall furnish to Agent all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

     9.11. Dividends and Redemptions. Except as set forth on Schedule 9.11 hereto, Borrower shall not, directly or indirectly, declare or pay any cash dividends on account of any shares of class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, but nothing herein contained shall prevent Borrower from declaring and completing stock splits or reverse stock splits.

     9.12. Transactions with Affiliates. Borrower shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person or make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower except reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business.

     9.13. Additional Bank Accounts. Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.8 except: as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Agent and subject to such conditions thereto as Agent may establish and as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Agent.

     9.14. Adjusted Net Worth. Borrower shall, at all times, maintain Adjusted Net Worth of not less than Twenty Five Million Dollars ($25,000,000).

     9.15. Costs and Expenses. Borrower shall pay to Agent and Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all title and other insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's and Lender's customary charges and fees with respect thereto; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent and/or Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent and/or Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of Seven Hundred Fifty Dollars ($750) per person per day for Agent's examiners in the field and office; and (g) the fees and disbursements of counsel (including legal assistants) to Agent and/or Lender in connection with any of the foregoing. Notwithstanding the foregoing or anything in this Agreement to the contrary, so long as no Event of Default has occurred or event which, with the passage of time or giving of notice, or both, would constitute an Event of Default has occurred and is continuing, Borrower shall be responsible for the costs associated with no more than one (1) Equipment appraisal during any six (6) month period, one (1) Inventory appraisal during any six (6) month period and one (1) Real Estate appraisal during any twelve
(12) month period plus at Agent's reasonable request if Borrower has requested that the MERE Sublimit be reset pursuant to Section 2.3, a written statement from the appraiser of the Real Property that it is not aware of any circumstances which would materially and adversely affect its most recent appraisal. In addition, so long as no Event of Default has occurred and no event which, with the passage of time or giving of notice, or both, would constitute an Event of Default has occurred and is continuing, Borrower shall not be responsible for the costs associated with an Inventory appraisal if the average amount calculated under Section 2.1(a)(ii) of this Agreement during the preceding six month period does not exceed One Million Five Hundred Thousand Dollars ($1,500,000).

     9.16.  Compliance with ERISA.
            ---------------------

            (a) Borrower shall not with respect to any "employee benefit plans" maintained by Borrower or any of its ERISA Affiliates: (i) terminate any of such employee benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or under ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under
Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

            (b) As used in this Section 9.16, the terms "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and in ERISA.

     9.17. Further Assurances. At the request of Agent at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans contained herein are satisfied. In the event of such request by Agent, Agent and Lender may, at Agent's option, cease to make any further Loans until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied. Borrower hereby authorizes Agent to file one or more UCC financing statements.

     9.18. Commercial Tort Claims. Borrower shall provide written notice to Agent of any Commercial Tort Claim to which Borrower is or becomes a party or which otherwise inures to the benefit of Borrower. Such notice shall contain a sufficient description of the Commercial Tort Claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case (if applicable) and a detailed explanation of the events giving rise to such claim. Borrower shall grant Agent a security interest in such Commercial Tort Claim to secure payment of the Obligations. Borrower shall execute and deliver such instruments, documents and agreements as Agent may reasonably require in order to obtain and perfect such security interest including, without limitation, a security agreement or amendment to this Agreement all in form and substance satisfactory to Agent. Borrower authorizes Agent to file (without Borrower's signature), financing statements or amendments to existing financing statements as Agent deems necessary to perfect the security interest.

     9.19. Letter of Credit Rights. Borrower shall provide Agent with written notice of any Letters of Credit for which Borrower is the beneficiary. Borrower shall execute and deliver such instruments, documents and agreements and take such actions as Agent reasonably may require in order to obtain and perfect its security interest in such Letter of Credit Rights.

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES.
             ------------------------------

     10.1. Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

            (a) Borrower fails to pay when due any of the Obligations, or fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements within ten (10) days after the earlier of any of the executive management of Borrower or any officer listed on Schedule 6.5 hereto becoming aware of such failure or Agent has given Borrower notice of such event (except that these shall be no requirement of notice and there shall be no cure period with respect to the provisions of Sections 9.1, 9.4, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.14);

            (b) Any representation, warranty or statement of fact made by Borrower to Agent and/or Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

            (c) Any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent and/or Lender;

            (d) Any judgment for the payment of money is rendered against Borrower or any

Obligor in excess of One Hundred Thousand Dollars ($100,000) in any one case or in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

            (e) Any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower, or any Obligor which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

            (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

            (g) A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

            (h) A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or

            (i) Any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Agent and/or Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Agent and/or Lender, in any case in an amount in excess of One Hundred Thousand Dollars ($100,000), which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any contract, lease, license or other obligation to any person other than Agent and/or Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

            (j)   The occurrence of a Change in Control;

            (k) The indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor;

            (l) There shall be a material adverse change in the business, assets or prospects of Borrower or any Obligor after the date hereof; or

            (m) There shall be an Event of Default under, and as defined in, any of the other

Financing Agreements.

     10.2.  Remedies.
            --------

            (a) At any time an Event of Default exists or has occurred and is continuing, Agent shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Agent may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

            (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Agent and/or Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefore is finally collected by Agent and/or Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

            (c) Agent may apply the cash proceeds of Collateral actually received by Agent and/or Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due.

Borrower shall remain liable to Agent and Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

            (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with passage of time would constitute an Event of Default, Agent may, at its option, without notice, (i) cease making Loans or reduce the lending formulas or amounts of Revolving Loans available to Borrower and/or terminate any provision of this Agreement providing for any future Loans to be made by Lender to Borrower.

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.
             ------------------------------------------------------------

     11.1.  Governing Law; Choice of Forum; Service of Process; Jury Trial
            --------------------------------------------------------------
Waiver.
------

            (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

            (b) Borrower, Agent and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the state courts of New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

            (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five
(5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Agent and/or Lender against Borrower for the amount of the claim and other relief requested.

            (d) BORROWER, AGENT AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE

TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, AGENT AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, AGENT OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (e) Neither Agent nor Lender shall have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and/or Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

     11.2. Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Agent and/or Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     11.3. Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Agent and Lender (subject to Section 13.14 hereof), and as to amendments, as also signed by an authorized officer of Borrower. Neither Agent nor Lender shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Agent and Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent and/or Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent and Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4. Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

     11.5. Indemnification. Borrower shall indemnify and hold Agent and Lender, and their directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         11.6. Waiver and Consent. Borrower waives notice of and hereby consents to, (i) extensions of time of payment of or increase or decrease in the amount of any of the Obligations, interest rate, fees, other charges, or the Collateral, (ii) the taking, exchange, surrender and releasing of the Collateral or guarantees now or at any time held by or available to Agent and/or Lender for the Obligations of any other party at any time liable on or in respect of the Obligations, (iii) the exercise of, or refraining from the exercise of any rights against any Borrower or the Collateral, (iv) the settlement, compromise or release of, or the waiver of an Event of Default with respect to, any of the Obligations and (v) any other act, event or condition that may, in law or equity, constitute a defense under applicable law to the obligation of a surety or guarantor. Borrower hereby irrevocably and unconditionally waives and relinquishes all statutory, contractual, common law, equitable and all other claims against Agent and/or Lender for subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect to sums paid or payable to Agent and/or Lender by Borrower hereunder.

SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS.
             --------------------------------

         12.1. Term.
               ----

               (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Initial Maturity Date"), and from year to year thereafter (said Initial Maturity Date and any anniversary thereof being referred to herein as the "Maturity Date"), unless sooner terminated pursuant to the terms hereof; provided, that, Agent and Lender may, at their option, extend the Maturity Date to the date four (4) years from the date hereof by giving Borrower notice at least sixty (60) days prior to the third anniversary of this Agreement. Agent and Lender or Borrower (subject to Agent's and Lender's right to extend the Maturity Date as provided above) may terminate this Agreement and the other Financing Agreements effective on the Maturity Date or on the anniversary of the Maturity Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Agent for Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent in such amounts as Agent determines are reasonably necessary to secure Agent and Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including any checks or other payments provisionally credited to the Obligations and/or as to which Agent and/or Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Agent, as Agent may, in its sole discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business

Day, if the amounts so paid by Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon, Eastern time.

         (b) Borrower may terminate this Agreement at any time before the Maturity Date upon not less than sixty (60) days prior written notice and compliance with the other requirements of this Section 12.1 (including payment of the fee described in Section 12.1(c)). No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent's continuing security interest in the Collateral and the rights and remedies of Agent and Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

         (c) If for any reason this Agreement is terminated prior to the Maturity Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Agent for Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

      ----------------------------------------------------------------------------------------------------
                           Amount                                          Period
                           ------                                          ------

      ----------------------------------------------------------------------------------------------------
      (i)      2.0% of the Maximum Credit.               From the date hereof to and including the first
                                                         anniversary of this Agreement.
      ----------------------------------------------------------------------------------------------------
      (ii)     1.0% of the Maximum Credit.               From the first anniversary of this Agreement to
                                                         and including the second anniversary of this
                                                         Agreement.
      ----------------------------------------------------------------------------------------------------
      (iii)    .5% of the Maximum Credit                 Any time after the second anniversary of this
                                                         Agreement and prior to the then applicable
                                                         Maturity Date.
      ----------------------------------------------------------------------------------------------------

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lender do not exercise their right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations. Notwithstanding the foregoing, Agent and Lender shall waive the early termination fee if Borrower refinances the Credit Facilities under this Agreement with Lender.

      12.2. Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Agent and Lender at its respective address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

         12.3. Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         12.4. Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent and Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent. Agent and Lender may, after notice to Borrower, assign its respective rights and delegate its respective obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were Agent or Lender, as applicable, hereunder, except as otherwise provided by the terms of such assignment or participation.

         12.5. Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

SECTION 13.    AGENT
               -----

         As between Agent, on one hand, and Lender, on the other hand, Agent and Lender agree as follows (with the consent and approval of Borrower):

         13.1. Appointment and Authorization. Lender hereby irrevocably appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to the provisions of this Agreement, Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to this Agreement, the Financing Agreements and all related documents in accordance with its usual banking practices. Except as otherwise expressly provided herein, Borrower is hereby authorized by Lender to deal solely with Agent in all transactions which affect Lender under this Agreement and the Financing Agreements. The rights, privileges and remedies accorded to Agent hereunder shall be exercised by Agent on behalf of Lender.

         13.2. General Immunity. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested. Subject to Section 13.6

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of this Agreement, neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except as such action or omission are caused solely from its or their own gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agent at the direction of Lender.

         13.3. Consultation with Counsel. Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

         13.4. Documents. Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Financing Agreements or any other instrument or document furnished pursuant hereto or in connection herewith, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

         13.5. Rights as a Lender. Agent shall have the same rights and powers hereunder as a Lender and may exercise the same as though it were not Agent. The term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity.

         13.6. Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent hereunder are only those expressly set forth in this Agreement and that Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact. Except to the extent Agent is required by Lender pursuant to the express terms hereof to take a specific action, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Financing Agreements. Agent shall incur no liability under or in respect of this Agreement and the Financing Agreements by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among Agent and Lender that Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of Borrower, except as Agent in its sole discretion deems appropriate or as otherwise expressly required hereunder. The relationship between Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute Agent a joint venturer with Lender, a trustee or fiduciary for Lender or for the holder of a participation therein nor impose on Agent duties and obligations other than those set forth herein.

         13.7. Collections and Disbursements.
               -----------------------------

               (a) Agent will have the right to collect and receive all payments of the Obligations, together with all fees, charges or other amounts due under this Agreement and the Financing Agreements, and Agent will remit to Lender all such payments actually received by Agent (subject to any required clearance procedures) in accordance with the settlement procedures established by

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Agent from time to time.

          (b) If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Financing Agreements, Lender will, upon written notice from Agent, promptly pay over to Agent the amount so rescinded or returned, together with interest and other fees thereon if also required to be rescinded or returned.

          (c) All payments by Agent and Lender to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of Lender in the Loans, in a manner customary to Agent's keeping of such records, which books and records shall be available for inspection by Lender at reasonable times during normal business hours, at Lender's sole expense.

     13.8. Indemnification. Lender hereby indemnifies Agent (and any issuer with respect to letters of credit) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent (or issuer, as the case may be) in any way relating to or arising out of this Agreement or any other Financing Agreements or any action taken or omitted by Agent (or issuer, as the case may be) under or related to this Agreement or the Loans, provided that Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's (or issuer's, as the case may be) gross negligence or willful misconduct. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by Lender by virtue of this paragraph.

     13.9. Expenses. (a) All out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrower, in connection with the analysis, negotiation, preparation, consummation, creation, amendment, administration, termination, work-out, forbearance and enforcement of the Obligations (including, without limitation, audit expenses, counsel fees and expenditures to protect, preserve and defend Agent's and Lender's rights and interest under the Financing Agreements) shall be shared and paid on demand by Lender; (b) Agent may deduct from payments or distributions to be made to Lender such funds as may be necessary to pay or reimburse Agent for such costs or expenses.

     13.10. No Reliance By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the Financing Agreements solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of Borrower. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Obligor or any Account debtor of Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of Borrower; or for sufficiency, authenticity, legal effect, validity or enforceability of the Financing Agreements. Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by Borrower under the Financing Agreements.

     13.11.  Reporting. During the term of this Agreement, and subject to
Section 9.6, Agent will

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

promptly furnish each Lender with copies of all financial statements of Borrower to be delivered or obtained hereunder and such other financial statements and reports as Lender may reasonably request. Agent will immediately notify Lender when it receives actual knowledge of any Event of Default under the Financing Agreements.

     13.12. Removal of Agent. Agent may resign at any time upon giving forty-five (45) days prior written notice thereof to Lender and Borrower. Agent may be removed as Agent hereunder upon the written consent of all Lenders exclusive of Agent upon the following: (i) willful misconduct in the performance of Agent's duties or responsibilities under this Agreement; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Agent, Lender may appoint a successor agent. Upon the acceptance of the appointment as a successor agent hereunder by such successor agent, such successor agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

     13.13. Action on Instructions of Lender. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Agent is authorized to act or withhold action by direction of Lender, Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by Lender. Such instructions and any action taken or failure to act pursuant thereto shall be binding on Lender.

     13.14.  Consent of Lender.
             -----------------

          (a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Financing Agreements, including without limitation, the right to exercise all rights, remedies, privileges and options under the Financing Agreements, and including without limitation the credit judgment with respect to the making of advances and the determination as to the basis on which and extent to which advances may be made.

          (b) Notwithstanding anything to the contrary contained in subparagraph (a) above, Agent shall not, without the prior consent of Lender:
(i) extend the Maturity Date, (ii) except as contemplated under this Agreement, reduce any interest rate applicable to the Loans, any fee payable hereunder or any fee for any letter of credit, (iii) increase the Maximum Credit, (iv) compromise or settle all or a portion of the Obligations, (v) release any Obligor from the Obligations except in connection with termination of the this Agreement and full payment and satisfaction of all Obligations, (vi) amend this
Section 13.14(b), (vii) enter into any written amendment to any of the Financing Agreements; (viii) waive Borrower's compliance with the terms and conditions of the Financing Agreements or any Event of Default hereunder or thereunder, or
(ix) consent to Borrower's taking any action which, if taken, would constitute an Event of Default under this Agreement or under any of the Financing Agreements.

          (c) After an acceleration of the Obligations, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with Lender, and, unless otherwise directed by the Lender, to exercise or refrain from exercising any and all right,

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

remedies, privileges and options under the Financing Agreements and actions, including, without limitation, instituting and pursuing all legal actions brought against Borrowers or to collect the Obligations, or defending any and all actions brought by Borrower or other Person; or incurring expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders' rights or remedies.

          (d) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within five (5) days of Lender's receipt of such request, Lender shall be deemed to have given its consent thereto.

                          SIGNATURES ON FOLLOWING PAGE

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     IN WITNESS WHEREOF, Agent, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

BORROWER:                               OPTICAL CABLE CORPORATION

Address for Notices:
-------------------
5290 Concourse Drive                    By:      _______________________________
Roanoke, VA 24019                       Name:    _______________________________
Attn: Mr. Neil D. Wilkin                Title:   _______________________________
Facsimile:________________


AGENT:                                  CONGRESS FINANCIAL CORPORATION,
                                        AS AGENT

Address for Notices:
-------------------
1133 Avenue of the Americas             By:      _______________________________
New York, New York 10036                         Thomas Ennis, Vice President
Attn: Ms. Terese Gatto
Facsimile: 212.545.4283

LENDER:                                 WACHOVIA BANK, NATIONAL ASSOCIATION


Address for Notices:
-------------------
Wachovia Bank, National Association     By:      _______________________________
One First Union Center                  Name:    _______________________________
301 South College Street                Title:   _______________________________
Charlotte, NC 28288-0658
Attn: Mr. Forest Steele
Facsimile: 704-374-6249